                               John Hancock Trust

                       AMENDMENT TO SUBADVISORY AGREEMENT

                           UBS GLOBAL ASSET MANAGEMENT

     AMENDMENT made as of this 30 day of June, 2006 to the Subadvisory Agreement dated April 30, 2003, as amended (the "Agreement"), between John Hancock Investment Management Services, LLC (formerly, "Manufacturers Securities Services, LLC"), a Delaware limited liability company (the "Adviser"), and UBS Global Asset Management (Americas) Inc. (the "Subadviser"). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.   CHANGE IN APPENDIX A

     Appendix A of the Agreement relating to compensation of the Subadviser shall be deleted and replaced by the attached Appendix A.

2.   EFFECTIVE DATE

     This Amendment shall become effective with on the later to occur of: (i) approval of the Amendment by the Board of Trustees of John Hancock Trust and
(ii) execution of the Amendment.

         (THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

                                        JOHN HANCOCK INVESTMENT MANAGEMENT
                                        SERVICES, LLC


                                        By: /s/ Bruce Speca
                                            ------------------------------------
                                            Bruce Speca
                                            Executive Vice President


                                        UBS GLOBAL ASSET MANAGEMENT
                                        (AMERICAS) INC.


                                        By: /s/ Mary Tritley
                                            ------------------------------------
                                        Name: Mary Tritley
                                        Title: Managing Director


                                        By: /s/ Michael J. Calhoun
                                            ------------------------------------
                                        Name: Michael J. Calhoun
                                        Title: Assistant Secretary


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                                   APPENDIX A

     The Subadviser shall serve as investment subadviser for each Portfolio of the Trust listed below. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement with respect to each Portfolio, the fee computed separately for such Portfolio at an annual rate as follows (the "Subadviser Fee"):

                              FIRST       EXCESS OVER
                          $500 MILLION   $500 MILLION
                          OF AGGREGATE   OF AGGREGATE
PORTFOLIO                  NET ASSETS*    NET ASSETS*
---------                 ------------   ------------
Global Allocation Trust

                                            BETWEEN       BETWEEN
                                         $250 MILLION   $500 MILLION
                              FIRST           AND            AND        EXCESS OVER
                          $250 MILLION   $500 MILLION   $750 MILLION   $750 MILLION
                          OF AGGREGATE   OF AGGREGATE   OF AGGREGATE   OF AGGREGATE
PORTFOLIO                  NET ASSETS*    NET ASSETS*    NET ASSETS*    NET ASSETS*
---------                 ------------   ------------   ------------   ------------
Large Cap Trust

* The term Aggregate Net Assets includes the net assets of a Portfolio of the Trust. It also includes with respect to each Portfolio the net assets of one or more other portfolios as indicated below, but in each case only for the period during which the Subadviser for the Portfolio also serves as the subadviser for the other portfolio(s). For purposes of determining Aggregate Net Assets and calculating the Subadviser Fee, the net assets of the Portfolio and each other portfolio of the Trust are determined as of the close of business on the previous business day of the Trust, and the net assets of each portfolio of each other fund are determined as of the close of business on the previous business day of that fund.

TRUST PORTFOLIO(S)             OTHER PORTFOLIO(S)
------------------             -------------------------------------------------
Global Allocation Trust   --   Global Allocation Fund, a series of John Hancock
                               Funds II

Large Cap Trust                Large Cap Fund, a series of John Hancock Funds II

     The Subadviser Fee for a Portfolio shall be based on the applicable annual fee rate for the Portfolio which for each day shall be equal to (i) the sum of the amounts determined by applying the annual percentage rates in the table to the applicable portions of Aggregate Net Assets divided by (ii) Aggregate Net Assets (the "Applicable Annual Fee Rate"). The Subadviser Fee for each Portfolio shall be accrued for each calendar day, and the sum of the daily fee accruals shall be paid monthly to the Subadviser within 30 calendar days of the end of each month. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Fee Rate, and multiplying this product by the net assets of the Portfolio. The Adviser shall provide Subadviser with such information as


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Subadviser may reasonably request supporting the calculation of the fees paid to it hereunder. Fees shall be paid either by wire transfer or check, as directed by Subadviser.

     If, with respect to any Portfolio, this Agreement becomes effective or terminates, or if the manner of determining the Applicable Annual Fee Rate changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.


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